Exhibit 10.126

Grant No. _________

MTI MicroFuel Cells Inc.

2001 Stock Option Agreement for Employees,

Consultants and Directors
Schedule I
Optionee Information:

Name:	S.S.N.: ____ - ___ - ______

Signature: X

Option Information:

Option Shares:	Exercise Price per Share:

Date of Grant:	Term Expiration Date:
Option Exercisability Provisions

This Option will become exercisable as to one-fourth of the Option Shares on the first anniversary of the Date of Grant and as to an additional one-fourth on each anniversary thereof, assuming you remain employed (or serve as a member of the Board) through those dates. Exercisability will accelerate fully on your Permanent Disability or death. "Permanent Disability" means the inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than six months, or, if the Company then maintains long-term disability insurance, the date as of which you are eligible for benefits under that insurance. The exercise schedule will /__/ continue / / cease if you become a consultant.

Option Expiration Rules

Unexercisable portions of Options expire immediately when you cease to be employed (unless you are concurrently remaining or becoming a member of the Board) or a consultant. Exercisable portions of Options remain exercisable until the first to occur of the following, each as defined further in the Plan, and then immediately expire:

The 30th day after your employment (or directorship or consulting relationship) ends (unless another provision applies)

for Permanent Disability or death, 90 days after your employment ends

This Option is / / is not / / intended to be an Incentive Stock Option. The Company intends to treat Options designated as ISOs as ISOs to the limits the Code allows and as nonqualified stock options for any additional Option Shares.